Exhibit 99.3

Zix Announces Grant of Non-Plan Equity Awards

DALLAS — November 9, 2020 — Zix Corporation (Zix), (Nasdaq: ZIXI), a leading provider of cloud email security, productivity and compliance solutions, today announced that, in connection with its recent acquisition of CloudAlly Ltd., its board authorized a new, non-shareholder-approved equity plan under Nasdaq rules that permit the grant of “inducement” equity awards to employees of CloudAlly who joined Zix as part of the acquisition. Subject to compliance with applicable Israeli legal and tax requirements, the board authorized the issuance to 16 CloudAlly employees of inducement awards under the new plan consisting of up to 400,000 restricted shares of Zix common stock (not all 400,000 restricted shares are currently allocated). These restricted shares generally will vest based on a combination of the passage of time and/or Zix’s achievement of certain financial performance metrics.

Zix also announced today that Ryan Allphin joined the company as its Chief Product Officer on November 9, 2020. In connection with Mr. Allphin’s joining the company, Zix’s board authorized non-shareholder-approved “inducement” equity awards to him consisting of (a) 100,000 shares of restricted stock, which will vest over four years, (b) 50,000 shares of restricted stock, which will vest in accordance with Zix’s achievement of certain financial performance metrics in 2021 and 2022, and (c) options to acquire 100,000 shares of Zix common stock, which will vest over four years.

About Zix Corporation

Zix Corporation (Zix) is a leader in email security. Trusted by the nation’s most influential institutions in healthcare, finance and government, Zix delivers a superior experience and easy-to-use solutions for email encryption and data loss prevention, advanced threat protection, unified information archiving and bring your own device (BYOD) mobile security. Focusing on the protection of business communication, Zix enables its customers to better secure data and meet compliance needs. Zix is publicly traded on the Nasdaq Global Market under the symbol ZIXI. For more information, visit www.zixcorp.com.

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Zix Company Contact Geoff Bibby 1-214-370-2241 gbibby@zixcorp.com	Zix Investor Contact Matt Glover and Tom Colton Gateway Investor Relations 1-949-574-3860 ZIXI@gatewayir.com

www.zixcorp.com